SUB-ITEM 77C

MFS Municipal Bond Fund held a special meeting of shareholders on June 7, 2007. Shareholders represented in person or by proxy voted as follows:

Proposal 1:       To approve the Agreement and Plan of Reorganization
providing for the transfer of the assets of MFS Municipal Bond
Fund to MFS Municipal Income Fund, in exchange solely for shares of beneficial interest in MFS Municipal Income Fund and the assumption by MFS Municipal Income Fund of the liabilities of MFS Municipal Bond Fund, the distribution of the MFS Municipal Income
Fund shares to the shareholders of MFS Municipal Bond Fund in liquidation of MFS Municipal Bond Fund, and the termination of MFS
Municipal Bond Fund.

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             No. of Dollars        % of Outstanding         % of Dollars Voted
                                        Dollars
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For            $476,388,854.94                 46.130%                 89.476%
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Against        $32,173,870.72                  3.116%                  6.043%
------------------------------ ----------------------- -----------------------
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Abstain        $23,856,283.35                  2.310%                  4.481%
------------------------------ ----------------------- -----------------------
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Total         $532,419,009.01                 51.556%                100.000%
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